Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (Nasdaq: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Friday, June 29, 2007
LAKES ENTERTAINMENT, INC. ANNOUNCES CLOSING OF
FINANCING FOR THE SHINGLE SPRINGS BAND OF
MIWOK INDIANS CASINO AND PAYMENT TO LAKES
MINNEAPOLIS, June 29, 2007 — Lakes Entertainment, Inc. (Nasdaq: LACO) announced today that on June 28, 2007 an affiliate of the Shingle Springs Band of Miwok Indians (“Shingle Springs Tribe”) closed on a $450 million senior note financing to fund the Foothill Oaks Casino project in Shingle Springs, California. Immediately following the closing of this financing, Lakes was repaid approximately $17.2 million by the Shingle Springs Tribe for land Lakes had previously purchased on behalf of the Shingle Springs Tribe, and for certain construction advances and certain accrued interest.
Lakes, through a wholly-owned subsidiary, has management and development agreements with an affiliate of the Shingle Springs Tribe to develop and manage the Foothill Oaks Casino. The Foothill Oaks Casino will be an approximately 278,000 square foot full-service facility and is expected to include a 88,000 square foot gaming floor featuring 2,000 gaming devices, 100 table games and a high stakes gaming room; five high-quality restaurants; two casino bars; a childcare facility and arcade; retail space; enclosed parking and other casino amenities. A hotel and additional gaming space is planned for a second phase of the project. The Foothill Oaks Casino is located approximately 35 miles from Sacramento and will be the only casino facility in the U.S. Highway 50 corridor east of Sacramento, which is the major access route for traffic from the San Francisco Bay area to the South Lake Tahoe area.
“We congratulate the Shingle Springs Tribe as this financing has now closed and construction has started. We look forward to continuing our partnership with the Tribe as we build, open and operate this exciting casino project” said Tim Cope, President and CFO.

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour® television series, the development and operation of an online gaming website, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; continued contracts with the Pawnee Nation as a result of the change in its business council membership; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a current source of revenue and GSN as a future source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season VI; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.